Exhibit 99.1

For Immediate Release — January 29, 2009
Telular Corporation Reports First Quarter 2009 Results
•	Company Delivers Tenth Consecutive Quarter of Profitability from Continuing Operations

•	Recurring Revenue Increases to 48% of Total Revenue

•	Company Continues to Exercise Share Repurchase Program

•	Maintains Strong Balance Sheet and No Debt
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, the global leader in transforming analog into wireless communications, today announced financial results for first quarter ended December 31, 2008. Telular reported positive income from continuing operations for the tenth consecutive quarter and continues to maintain a very strong balance sheet. The Company reported first quarter net income of $117,000, or $0.01 per diluted share on revenues of $10.8 million.
For the first quarter of 2009, income from continuing operations before non-cash items was $937,000. This compares to $2.9 million in the first quarter of 2008. Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation and stock-based compensation expense to income from continuing operations. For further information, please see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
Telguard product revenues increased to $3.1 million from $2.9 million in the fourth quarter of 2008. Telguard service revenues were $4.9 million compared to $4.7 million in the fourth quarter of 2008. In the first quarter of 2009, Telular sold approximately 21,000 Telguard units and activated roughly 23,000 new Telguard subscribers resulting in approximately 423,000 total Telguard subscribers at quarter end. Terminal sales were $1.9 million in the first quarter of 2009, compared to $3.9 million in the fourth quarter of 2008.
During the first quarter of 2009, the Company purchased over 605,000 shares of its common stock under the stock repurchase program for approximately $875,000, and ended the period with $19.3 million in cash and equivalents.
“In the first quarter, we achieved our tenth consecutive quarter of profitability from continuing operations and began recording revenue from our recent acquisition of SupplyNet Communications — a leading wireless tank-level monitoring company,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “We continue to generate cash and maintain a very strong balance sheet, as we repurchase shares and evaluate new opportunities in the Machine-to-Machine (M2M) space to drive future growth.

“Recurring revenue increased to approximately 50% of our total revenue this quarter due to the combination of our large base of Telguard subscribers with new, tank-level monitoring customers brought to us through our SupplyNet acquisition. We remain focused on growing service revenues, adding new subscribers and diversifying our customer base,” concluded Mr. Beatty.
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 P.M. Eastern Time. To participate on the teleconference from the United States and Canada dial 800-366-7640 (International dial 303-262-2130). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, January 29, 2009 beginning at 6:30 p.m. ET through Saturday, January 31, 2009 ending at 11:59 p.m. ET by dialing 800-405-2236 (enter pass code 11125669#) or internationally at 303-590-3000 (enter pass code 11125669#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2007 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	December 31,	September 30,
	2008	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$19,258	$21,168
Trade receivables, net	6,175	6,904
Inventories, net	10,034	10,007
Prepaid expenses and other current assets	735	1,023
Assets of discontinued operations	2,694	4,709

Total current assets	38,896	43,811

Property and equipment, net	2,082	2,016
Other assets	4,462	2,142

Total assets	$45,440	$47,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,292	$7,802
Total stockholders’ equity *	40,148	40,167

Total liabilities and stockholders’ equity	$45,440	$47,969

*	At December 31, 2008, 18,355,076 shares were outstanding
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by (used in) operating activities	$710	$(3,893)
Net cash provided by (used in) investing activities	(3,333)	181
Net cash provided by (used in) financing activities	(875)	2,090

	(3,498)	(1,622)

Net cash provided by discontinued operations	1,588	950

Net decrease in cash and cash equivalents	$(1,910)	$(672)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended December 31,
	2008	2007
Revenues
Net product sales	$5,660	$14,330
Service revenue	5,115	5,396

Total revenue	10,775	19,726

Cost of Sales
Net product cost of sales	4,135	9,783
Service cost of sales	2,358	2,896

Total cost of sales	6,493	12,679

Gross margin	4,282	7,047

Operating Expenses
Engineering and development expenses	1,248	1,367
Selling and marketing expenses	1,408	1,546
General and administrative expenses	1,706	1,894
Amortization	70	—

Total operating expenses	4,432	4,807

Income (loss) from operations	(150)	2,240
Other income, net	267	7

Income from continuing operations before income taxes	117	2,247
Provision for income taxes	—	—

Income from continuing operations	117	2,247
Loss from discontinued operations	—	(565)

Net income	$117	$1,682

Income (loss) per common share:
Basic
Continuing operations	$0.01	$0.12
Discontinued operations	—	(0.03)

Net income	$0.01	$0.09

Diluted
Continuing operations	$0.01	$0.11
Discontinued operations	—	(0.03)

Net income	$0.01	$0.08

Weighted average number of common shares outstanding:
Basic	18,768,494	18,964,356
Diluted	18,773,967	20,197,403

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended December 31,
	2009	2008
	(Unaudited)

Income from continuing operations	$117	$2,247

Non-cash compensation	551	478
Depreciation and amortization	269	144

Income from continuing operations before non-cash items	$937	$2,869

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.